Exhibit 4(f)

                          DEATH BENEFIT ENDORSEMENT II

This endorsement is made part of the Contract on the Contract Date.

The "DEATH BENEFIT PROVISION" section of the Contract is deleted and replaced with the following:

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                             DEATH BENEFIT PROVISION
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DEATH OF ANNUITANT

A death benefit is payable to the beneficiary upon the death of the Annuitant before the Maturity Date, unless there is a contingent Annuitant. A death benefit is also payable under those Settlement Options which provide for death benefits. We will pay the beneficiary the death benefit, determined as of the Death Report Date, in a single sum or apply it to a Settlement Option. A beneficiary may request that a death benefit payable under this Contract be applied to a Settlement Option subject to the provisions of this Contract and the current tax laws.

DEATH OF OWNER WITH ANNUITANT SURVIVING

If the owner is not the Annuitant, and the owner dies (including the first of joint owners) before the Maturity Date, We will recalculate the value of the death benefit proceeds under the provisions of Death Benefit Proceeds Prior To The Maturity Date below, by replacing all references to "Annuitant" with "owner." The value of the death benefit, as recalculated, will be paid in a single lump sum or by other election to the party taking proceeds under the current tax laws.

DEATH PROCEEDS PRIOR TO MATURITY DATE

If the Annuitant dies before age 80 and before the Maturity Date, the death
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benefit payable as of the Death Report Date will be the greatest of a), b), c), or d) below, less any applicable premium tax:

a) the Contract value on the Death Report Date less any Purchase Payment Credits applied within 12 months of death; or
b)   the Adjusted Purchase Payment (as described below); or
c)   the Step-Up Value (if any, as described below); or
d) the roll-up death benefit value (as described below) available at the Death Report Date

If the Annuitant dies on or after age 80 and before the Maturity Date, the death
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benefit payable as of the Death Report Date will be the greatest of a), b), c)
or d) below, less any applicable premium tax:

a) the Contract value on the Death Report Date, less any Purchase Payment Credits applied within 12 months of death; or
b)   the Adjusted Purchase Payments (as described below); or
c)   the step-up value (if any, as described below); or
d) the roll-up death benefit value (as described below) available at the Annuitant's [80th] birthday, plus any additional Purchase Payments and minus any partial surrender reductions (as described below) which occur after the Annuitant's [80th] birthday.


ADJUSTED PURCHASE PAYMENT

The initial Adjusted Purchase Payment is equal to the initial Purchase Payment. Whenever any additional Purchase Payment(s) are made, the Adjusted Purchase Payment is increased by the amount of the Purchase Payment. Whenever a partial surrender is taken, the Adjusted Purchase Payment is reduced by a Partial Surrender Reduction as described below

STEP-UP VALUE

The Step-Value will initially equal the Contract Value on the first Contract Date anniversary, less any Purchase Payment Credits applied within the last 12 months. On each subsequent Contract Date anniversary that occurs before the Annuitant's [80th] birthday and before the Annuitant's death, if the Contract Value less any Purchase payment Credits applied within 12 months is greater than the Step-Up Value, the Step-Up Value will be increased to equal the Contract Value less any Purchase Payment Credits applied within the last 12 months. If the Step-Up Value is greater than the Contract Value less any Purchase Payment Credits applied within the last 12 months, the Step-Up Value will remain unchanged. Whenever a Purchase Payment is made, the Step-Up value will be increased by the amount of that Purchase Payment. Whenever a partial surrender is taken, the Step-Up Value will be reduced by a partial Surrender Reduction as described below. The only changes made to the Step-Up Value on or after the Annuitant's [80th] birthday will be those related to additional Purchase Payments or partial surrenders as described below.


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     ROLL-UP DEATH BENEFIT VALUE
     On the Contract Date, the roll-up death benefit value is equal to the Purchase Payment. On each Contract Date anniversary, the roll-up death benefit value will be recalculated to equal a) plus b) minus c), increased by 5%, where:

     a) is the Roll-Up Death Benefit as of the previous Contract Date anniversary
     b)   any Purchase Payments made during the previous Contract Year
     c) any partial surrender reductions (as described below) during the previous Contract Year

     On dates other than the Contract Date anniversary, the roll-up death benefit value will equal a) plus b) minus c), where:

     a) the roll-up death benefit value on the previous Contract Date anniversary
     b) any Purchase Payments made since the previous Contract Date anniversary
     c) any partial surrender reductions (as described below) since the previous Contract Date anniversary.

     The maximum roll-up death benefit equals 200% of the difference between all Purchase Payments and all partial surrender reductions (as described below).


     PARTIAL SURRENDER REDUCTIONS

     Adjusted Purchase Payment
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     The Partial Surrender Reduction is equal to 1) the Adjusted Purchase
     Payment in effect immediately prior to the reduction for the partial surrender, multiplied by 2) the amount of the partial surrender divided by
     3) the Contract Value less any Purchase Payment Credits applied within 12 months, immediately prior to the partial surrender.

     Step-Up Value and Roll-Up Value
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     The Partial Surrender Reduction is equal to 1) the amount of the death benefit value (Step-Up or Roll-Up Value) in effect immediately prior to the reduction for the partial surrender, multiplied by 2) the amount of the partial surrender divided by 3) the Contract Value less any Purchase Payment Credits applied within 12 months, immediately prior to the partial surrender.


DEATH PROCEEDS AFTER THE MATURITY DATE

If the Annuitant dies on or after the Maturity Date, We will pay the Beneficiary a death benefit consisting of any benefit remaining under the Annuity option then in effect.

INTEREST ON DEATH PROCEEDS

Any interest on death proceeds will be paid in accordance with rules in effect in Your state at the time of death.




                             /s/ George C. Kokulis

                                    PRESIDENT